EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-174890, 333-174891, and 333-180926) on Form S-8 of our reports dated November 27, 2024, with respect to the consolidated financial statements of Capitol Federal Financial, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Kansas City, Missouri
November 27, 2024